PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

ORMAT TECHNOLOGIES, INC. REPORTS FOURTH QUARTER 2007 AND YEAR-END RESULTS

RENO, Nevada, February 26, 2008 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December 31, 2007.

For the fourth quarter of 2007, total revenues were $70.6 million, an increase of 6.0% over the fourth quarter of 2006. Electricity Segment revenues for the quarter increased 19.2% over the fourth quarter of 2006. Net income for the quarter ended December 31, 2007 was $8.9 million compared to $4.2 million in the fourth quarter last year.

For the year ended December 31, 2007, total revenues were $296.0 million, a 10.0% increase over total revenues of $268.9 million for the year ended December 31, 2006. Net income for the year ended December 31, 2007 was $27.4 million compared with $34.4 million for the year ended December 31, 2006.

“The strong performance experienced by us beginning in the second quarter continued into the fourth quarter.” said Dita Bronicki, President and Chief Executive Officer of Ormat. “We added 44 MW of new capacity to our ownership portfolio in 2007 and started the year 2008 with an additional 17 MW from our Galena III project out of a total of 128 MW we expect to add in 2008. Other significant achievements of last year include securing substantial land positions for future development, extensive exploration activity in a number of geothermal sites, and entering into new power purchase agreements for five projects that may add up to 256 MW of new capacity, our largest addition of PPAs in one year. These achievements contribute to maintaining our growth momentum.”

“In our Products Segment, we made progress in the development of the Sarulla project and in the first quarter of 2008, we received a $20 million limited notice to proceed from a US customer for an engineering, procurement and construction contract that we expect to finalize shortly. Over the past few years, we have seen growth in the geothermal industry with new smaller players entering the market. We believe this industry wide growth holds potential for Ormat’s Products Segment.”

On February 26, 2008, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.05 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on March 27, 2008 to shareholders of record as of the close of business on March 14, 2008. The Company expects to pay a dividend of $0.05 per share in the next three quarters.

Dita Bronicki continued: “The renewable energy market is growing and is expected to continue to do so for years to come. There is increasing demand for clean, baseload power that is driven, in part, by a favorable regulatory environment in the United States and abroad. This reality provides strong support for our own growth plans. Our goals over the next few years are to continue to lead in innovation, to drive sustainable growth in our Electricity Segment and to secure new orders in our Products Segment. With our strong technical and financial base, we have a solid foundation for building our business over the long-term.”

Electricity Segment revenues for the fourth quarter of 2007 were $55.5 million, an increase of 19.2% as compared to $46.6 million during the same quarter in 2006. Products Segment revenues for the fourth quarter of 2007 were $15.1 million, a decrease of 24.8% as compared to $20.1 million for the same quarter in 2006.

Net income for the quarter ended December 31, 2007 was $8.9 million, or $0.22 per share of common stock (basic and diluted) compared with net income of $4.2 million, or $0.12 per share of common stock (basic and diluted) for the quarter ended December 31, 2006. Net income for the quarter ended December 31, 2007 includes $1.2 million, or $0.03 per share (basic and diluted), of unrealized other-than-temporary loss related to certain auction rate securities, as described below. In the quarters ended December 31, 2007 and 2006, there were 40.9 million and 36.2 million, respectively, weighted average shares used in the computation of diluted earnings per share.

Electricity Segment revenues for the year ended December 31, 2007 were $216.0 million, an increase of 10.5% as compared to $195.5 million for the year ended December 31, 2006. Products Segment revenues for the year ended December 31, 2007 were $80.0 million, an increase of 8.8% as compared to $73.5 million for the year ended December 31, 2006.

Net income for the year ended December 31, 2007 was $27.4 million ($0.71 per share of common stock - basic and $0.70 per share of common stock - diluted) compared with net income of $34.4 million ($1.00 per share of common stock - basic and $0.99 per share of common stock - diluted) for the year ended December 31, 2006. Net income for the year ended December 31, 2007 includes $1.2 million, or $0.03 per share (basic and diluted), of unrealized other than temporary loss related to certain auction rate securities, as described below. In the years ended December 31, 2007 and 2006, there were 38.9 million and 34.7 million weighted average shares, respectively, used in the computation of diluted earnings per share.

Adjusted EBITDA for the quarter ended December 31, 2007 was $25.2 million as compared with $22.5 million for the quarter ended December 31, 2006. Adjusted EBITDA includes operating income and depreciation and amortization totaling $2.0 million and $4.4 million for the quarters ended December 31, 2007 and 2006, respectively, related to the Company’s unconsolidated investment interest of 50% in the Mammoth Project in California and 80% in the Leyte Project in the Philippines.

For the year ended December 31, 2007, the Company’s gross margin was 26.8% compared to 34.7% for the year ended December 31, 2006. Operating income for the year ended December 31, 2007 was $43.5 million as compared with $61.9 million for the year ended December 31, 2006, a decrease of 29.8%. The reduction in operating income is primarily attributable to increased costs in our Electricity Segment mainly in the first quarter and in the Products Segment during the whole year.

Adjusted EBITDA for the year ended December 31, 2007 was $107.2 million as compared with $119.8 million for the year ended December 31, 2006. Adjusted EBITDA includes operating income and depreciation and amortization totaling $14.6 million and $16.0 million for the years ended December 31, 2007 and 2006, respectively, related to the Company’s unconsolidated investment interest of 50% in the Mammoth Project in California and 80% in the Leyte Project in the Philippines.

As of December 31, 2007, the Company had cash, cash equivalents and short-term marketable securities of $60.7 million compared to $116.7 million as of December 31, 2006. This decrease is principally due to our use of $216.4 million of cash resources to fund capital expenditures and $131.8 million to repay long-term debt to our parent and to third parties (including the $50.7 million capital note on December 3, 2007) during 2007. The decrease in our cash resources was partially offset by the $137.2 million net proceeds from our sale of 3,000,000 shares of common stock in October 2007, the $17.5 million net proceeds from our sale of 381,254 shares to our parent, the $69.2 million net proceeds from the OPC tax monetization transaction, and $56.5 million derived from operating activities in the year ended December 31, 2007.

The decrease in the Company’s cash, cash equivalents and short-term marketable securities is also partially due to the deterioration in the market for auction rate securities. Although the auction rate securities that the Company holds continue to pay current interest based on valuation models and an analysis of other-than-temporary impairment factors, the Company has recorded a pre-tax impairment charge of $2.0 million in the fourth quarter of 2007. In addition, the Company has recorded an unrealized pre-tax loss of approximately $0.8 million in other comprehensive loss as a result of other auction rate securities whose decline in fair value is deemed temporary. The portion of the Company’s auction rate securities associated with failed interest rate reset auctions has been included in long-term assets in the consolidated balance sheets as of December 31, 2007.

Commenting on the outlook for 2008, Ms. Bronicki said, “We expect our 2008 Electricity Segment revenues to be approximately $245 million. We also expect an additional $9 million of revenues from our share of electricity revenue generated by a subsidiary, which is accounted for under the equity method. With regard to our Products Segment, we currently expect that our 2008 revenues will be between $70 million and $80 million.”

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. E.S.T. on Wednesday, February 27, 2007. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Event Calendar in the Investor Relations section of Ormat’s website.

A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. To listen to a replay, please call (800) 642-1687 in the United States and Canada and (706) 645-9291 for international callers and utilize code 33479880.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal and recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. Ormat currently operates the following geothermal and recovered energy-based power plants: in the United States - Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in Guatemala - Zunil and Amatitlan; in Kenya - Olkaria; and in Nicaragua - Momotombo.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in our periodic reports under the Exchange Act and our other filings with the Securities and Exchange Commission.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Twelve-months periods Ended December 31, 2007 and 2006
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Revenues:
Electricity	$55,545	$46,581	$215,969	$195,483
Products	15,108	20,101	79,950	73,454

Total revenues	70,653	66,682	295,919	268,937

Cost of revenues:
Electricity	38,193	34,234	148,698	124,356
Products	12,852	17,946	68,036	51,215

Total cost of revenues	51,045	52,180	216,734	175,571

Gross margin	19,608	14,502	79,185	93,366

Operating expenses:
Research and development expenses	946	494	3,663	2,983
Selling and marketing expenses	2,794	2,430	10,645	10,361
General and administrative expenses	5,528	4,736	21,416	18,094

Operating income	10,340	6,842	43,461	61,928

Other income (expense):
Interest income	2,358	1,655	6,565	6,560
Interest expense	(5,147)	(7,420)	(26,983)	(30,961)
Foreign currency translation and transaction gains (losses)	(568)	306	(1,339)	(704)
Impairment of auction rate securities	(2,020)		(2,020)
Other non-operating income	295	322	890	694

Income before income taxes, minority
interest, and equity in income of investees	5,258	1,705	20,574	37,517

Income tax benefit (provision)	475	2,009	(1,822)	(6,403)
Minority interest	2,297	—	3,882	(813)
Equity in income of investees	878	507	4,742	4,146
Net income	$8,908	$4,221	$27,376	$34,447

Earnings per share:
Basic	$0.22	$0.12	$0.71	$1.00
Diluted	$0.22	$0.12	$0.70	$0.99

Weighted average number of shares used in computation of earnings per share:
Basic	40,670	36,056	38,762	34,593
Diluted	40,852	36,175	38,880	34,707

Net income for the quarters ended December 31, 2007 and 2006 includes stock-based compensation expense of $1.0 million, or $0.02 per share (basic and diluted) and $0.5 million, or $0.01 per share (basic and diluted). respectively.

Net income for the years ended December 31, 2007 and 2006 includes stock-based compensation expense of $3.2 million, or $0.08 per share (basic and diluted) and $1.5 million, or $0.04 per share (basic and diluted), respectively.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
 As of December 31, 2007 and December 31, 2006
 (Unaudited)

	December 31,
	2007	2006
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$47,227	$20,254
Marketable securities	13,489	96,486
Restricted cash, cash equivalents and marketable securities	29,236	56,425
Receivables:
Trade	46,519	36,463
Related entities	385	879
Other	9,008	5,277
Due to Parent	253	1,459
Inventories, net	10,312	7,403
Costs and estimated earnings in excess of billings on uncompleted contracts	3,608	11,216
Deferred income taxes	1,732	1,819
Prepaid expenses and other	7,059	4,911
Total current assets	168,828	242,592
Long-term marketable securities	2,762	—
Restricted cash, cash equivalents and marketable securities	5,605	—
Unconsolidated investments	30,560	37,207
Deposits and other	15,294	15,081
Deferred income taxes	14,675	6,172
Property, plant and equipment, net	743,386	624,089
Construction-in-process	234,014	169,075
Deferred financing and lease costs, net	14,044	15,800
Intangible assets, net	47,989	50,086
Total assets	$1,277,157	$1,160,102
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$75,836	$70,445
Billings in excess of costs and estimated earnings on uncompleted contracts	4,818	5,803
Current portion of long-term debt:
Limited and non-recourse	7,667	8,482
Full recourse	1,000	1,000
Senior secured notes (non-recourse)	25,475	40,054
Due to Parent, including current portion of notes payable to Parent	31,695	82,379
Total current liabilities	146,491	208,163
Long-term debt, net of current portion:
Limited and non-recourse	14,490	22,157
Full recourse	—	1,000
Senior secured notes (non-recourse)	273,840	299,316
Notes payable to Parent, net of current portion	26,200	57,841
Deferred lease income	76,198	78,883
Deferred income taxes	22,928	21,674
Liability for unrecognized tax benefits	5,330	—
Liabilities for severance pay	15,201	13,378
Asset retirement obligation	13,014	16,832
Total liabilities	593,692	719,244
Minority interest	65,382	64
Commitments and contingencies (Notes 5, 6 and 10)
Stockholders’ equity:
Common stock	41	38
Additional paid-in capital	513,109	353,399
Retained earnings	103,545	85,053
Accumulated other comprehensive income	1,388	2,304
Total stockholders’ equity	618,083	440,794
Total liabilities and stockholders’ equity	$1,277,157	$1,160,102

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of adjusted EBITDA
(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization, equity income of investees, minority interest and other non-operating expense (income). We calculate adjusted EBITDA to include operating income, depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth and Leyte Projects. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and twelve month periods ended December 31, 2007 and 2006:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net income	$8,908	$4,221	$27,376	$34,447
Adjusted for:
Equity in income of investees	(878)	(507)	(4,742)	(4,146)
Minority interest	(2,297)	—	(3,882)	813
Interest expense, net (including amortization of deferred financing costs)	4,809	5,765	22,438	24,401
Other non-operating income (loss)	273	(628)	449	10
Income tax provision (benefit)	(475)	(2,009)	1,822	6,403
Depreciation and amortization	12,917	11,302	49,111	41,822
EBITDA	23,257	18,144	90,552	103,750
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	878	507	4,742	4,420
Depreciation, amortization, interest and taxes attributable to the Company’s equity in Mammoth-Pacific L.P. and Ormat Leyte	1,105	3,881	9,881	11,625
Adjusted EBITDA	$25,240	$22,532	$107,195	$119,795